EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2021 Results

EDINBURG, Va., Feb. 28, 2022 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2021 financial and operating results.

2021 Highlights

  Revenue and earnings per share for continuing operations grew 11.1% and 433.3%, respectively.
  Adjusted EBITDA for continuing operations grew 17.8%
  Added approximately 15,900 broadband data net additions driven by a record year for Glo Fiber net additions of 7,200 and record churn of 1.5% across all of our data products.
  Glo Fiber homes and businesses passed grew by 46,500 or 162.4% to 75,000.
  Expanded Glo Fiber franchise-approved passings to over 318,000 with the addition of 21 new franchise agreements and 175,000 target passings.
  Verbally awarded grants through the Virginia Telecommunications Initiative (“VATI”) to expand our broadband network to 16,000 unserved homes.
  Completed the sale of Wireless assets and operations to T-Mobile for $1.94 billion in cash on July 1, 2021.
  Distributed dividends totaling $940.3 million.

“2021 was a transformative year in the history of Shentel as we successfully divested our Wireless business and scaled our fiber-to-the-home platform that we expect will provide sustainable growth for the next several years,” said President and CEO, Christopher E. French. “We are off to a great start with our Fiber First growth strategy. Our fiber construction backlog has grown to over 255,000 passings, including our recent VATI grant award for 16,000 unserved homes. We are targeting a doubling of our Glo Fiber passings to 150,000 in 2022, passing more homes and businesses with fiber than our incumbent cable network by the end of 2023.”

Shentel's fourth-quarter earnings conference call will be webcast at 8:00 a.m. ET on Tuesday, March 1, 2022. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Full Year 2021 Results

  Revenue grew $24.5 million or 11.1% to $245.2 million driven by 11.6% growth in Broadband and 3.8% growth in Tower segments.
  Net income from continuing operations in 2021 was $7.9 million, compared with $1.6 million in 2020. Earnings from continuing operations per diluted share was $0.16 for 2021 compared with $0.03 in 2020. Our earnings from discontinued operations per diluted share grew 696.8% to $19.76 due to the sale of our Wireless segment during 2021.
  Adjusted EBITDA increased 17.8% to $65.7 million in 2021, primarily driven by a sharp 17.1% decline in corporate expenses due to cost reduction initiatives following the disposition of our wireless assets and operations, and growth of 4.5% and 3.2%, for the Broadband and Tower segments, respectively.

Broadband

  Total Broadband Data Revenue Generating Units ("RGUs") grew 15,873 or 15.9% in 2021 to 119,197. Glo Fiber Data RGUs grew 7,219 or 173.6% year-over-year to 11,377 driven by network expansion of 46,537 homes passed and churn of 1.1%. Incumbent Cable Data RGUs grew 7,278 to 106,345 driven by continued strong churn of 1.5%. Beam Data RGUs grew 1,376 to 1,475 driven by network expansion of 18,000 homes passed and 0.8% churn. Penetration for Incumbent Cable, Glo Fiber and Beam were 50%, 15% and 5%, respectively, as of December 31, 2021.
  Broadband revenue grew $23.7 million or 11.6% to $228.1 million. Residential & SMB revenue increased approximately $22.5 million, or 14.5%, during 2021 primarily driven by 15.9% growth in data RGUs. Commercial Fiber revenue increased approximately $2.2 million during 2021 due to growth in circuits, $0.7 million amortized revenue reduction in 2020 and $0.5 million in non-recurring dark fiber sales-type leases in 2021. Rural Local Exchange Carrier (RLEC) & Other revenue decreased approximately $1.0 million, or 5.7%, compared with 2020 due primarily to a decline in residential DSL subscribers, lower switched access revenue and lower intercompany phone service. We expect RLEC revenue to continue to decline as subscribers migrate to faster speed data services provided by our dual-incumbent cable franchise in Shenandoah County, Virginia.
  Broadband operating expenses increased approximately $33.8 million, or 20.4%, to $199.2 million in 2021, compared with 2020, primarily due to $7.4 million in higher compensation and advertising costs to support the expansion of Glo Fiber and Beam, $6.9 million in depreciation from growth in our broadband networks, $6.0 million in Beam impairment charges following the decision to cease network expansion, $5.8 million increase in maintenance due primarily to higher cable replacements costs, obsolete inventory charges and expensing of software development costs related to our current ERP system that we are replacing in 2022, $2.4 million increase in software development and service fees as we upgrade our operating support, customer relationship and enterprise resource systems, $1.7 million in higher programming fees and $0.9 million in restructuring charges related to the Wireless disposition.
  Broadband net income in 2021 was $28.6 million, compared with $38.7 million in 2020.
  Broadband Adjusted EBITDA in 2021 grew 4.5% to $83.7 million, compared with $80.1 million in 2020.

Tower

  Total macro towers and tenants were 223 and 485, respectively, as of December 31, 2021 as compared with 223 and 427, respectively, as of December 31, 2020.
  Revenue increased approximately $0.6 million, or 3.8%, in 2021 to $17.7 million compared with 2020. This increase was due to a 13.6% increase in tenants, a 3.2% decline in average revenue per tenant and $0.9 million decline in lease application revenue.
  Operating expenses increased approximately $0.5 million compared to the prior year period, due primarily to increases in ground lease rent expense, and expansion of our tower network team resulting in higher payroll costs, partially offset by a decrease in professional services.
  Tower net income in 2021 was $9.0 million, compared with $8.8 million in 2020.
  Tower Adjusted EBITDA grew 3.2% to $11.1 million, compared with $10.7 million in 2020.

Consolidated Fourth Quarter 2021 Results

  Revenue in the fourth quarter of 2021 grew 7.7% to $62.6 million primarily due to growth of 9.4% in the Broadband segment, partially offset by a decline of 12.9% in the Tower segment.
  Loss from continuing operations in the fourth quarter of 2021 was $3.1 million, compared with income from continuing operations of $1.5 million in the fourth quarter of 2020, primarily due to $5.9 million in Beam impairment charges, $3.6 million increase in Broadband maintenance from higher cable replacement and obsolete inventory charges and $0.9 million decline in Tower lease application revenues.
  Adjusted EBITDA in the fourth quarter of 2021 decreased $1.8 million or 11.3% to $13.8 million due to the above noted increase in Broadband maintenance charges and decline in Tower lease application revenues.

Broadband

  Broadband revenue in the fourth quarter of 2021 grew $5.1 million or 9.4% to $58.8 million compared with $53.7 million in the fourth quarter of 2020, primarily driven by $5.0 million or 12.2% increase in Residential and SMB revenue as a result of a 15.9% increase in broadband data RGUs and a $1.37 improvement for data ARPU. Commercial fiber grew 1.8% to $8.9 million from higher enterprise and backhaul connections. RLEC revenue declined 1.6% to $4.1 million due primarily to lower DSL subscribers and switched access revenue.
  Broadband operating expenses in the fourth quarter of 2021 were $57.8 million compared with $43.1 million in the fourth quarter of 2020. The increase was primarily due to $5.9 million in Beam impairment charges following the decision to cease network expansion, $3.6 million increase in maintenance due primarily to higher cable replacements costs and obsolete inventory charges, $2.4 million in higher compensation and advertising costs to support the expansion of Glo Fiber and Beam, $1.7 million in depreciation from growth in our broadband networks.
  Broadband net income in the fourth quarter of 2021 was $0.9 million, compared with $10.6 million in the fourth quarter of 2020.
  Broadband Adjusted EBITDA in the fourth quarter of 2021 decreased 10.4% to $19.1 million, compared with $21.4 million for the fourth quarter of 2020.

Tower

  Tower revenue declined $0.6 million or 12.9% to $4.0 million due to a $0.9 million non-recurring reduction in lease application fees partially offset by a 13.6% increase in tenants compared with the prior year period.
  Tower net income in the fourth quarter of 2021 was $1.6 million, compared with $2.4 million for the fourth quarter of 2020.
  Tower Adjusted EBITDA in the fourth quarter of 2021 decreased 20.0% to $2.3 million, compared with $2.9 million for the fourth quarter of 2020.

Other Information

  Capital expenditures were $160.1 million for the year ended December 31, 2021 compared with $120.5 million in 2020. The $39.7 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber.
  The Company declared and paid a cash dividend of $0.07 per share, in the fourth quarter 2021.
  As of December 31, 2021, the Company had liquidity of approximately $484.3 million, including $84.3 million of cash, $300 million of delayed draw term loans and a revolving line of credit of $100 million.

Conference Call and Webcast

Teleconference Information:

Date: Tuesday, March 1, 2022
Time: 8:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 1640119

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 26, 2022 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable, fiber-optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company's services include: broadband internet, video, and voice; fiber-optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 7,400 route miles of fiber and over 220 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Service revenue and other	$62,604	$58,132	$245,239	$220,775
Operating expenses:
Cost of services	28,480	23,121	102,299	89,657
Selling, general and administrative	21,740	20,789	82,451	85,016
Restructuring expense	(94)	—	1,727	—
Impairment expense	5,887	—	5,986	—
Depreciation and amortization	14,492	12,693	55,206	48,703
Total operating expenses	70,505	56,603	247,669	223,376
Operating income (loss)	(7,901)	1,529	(2,430)	(2,601)
Other income, net	5,589	84	8,665	3,187
Income before income taxes	(2,312)	1,613	6,235	586
Income tax expense (benefit)	825	74	(1,694)	(990)
Income (loss) from continuing operations	(3,137)	1,539	7,929	1,576
Discontinued operations:
Income from discontinued operations, net of tax	(4,965)	47,675	94,667	124,097
Gain on the sale of discontinued operations, net of tax	9,503	—	896,235	—
Total income from discontinued operations, net of tax	4,538	47,675	990,902	124,097
Net income	1,401	49,214	998,831	125,673

Net income per share, basic and diluted:
Basic - Income (loss) from continuing operations	$(0.06)	$0.03	$0.16	$0.03
Basic - Income from discontinued operations, net of tax	$0.09	$0.96	$19.81	$2.49
Basic net income per share	$0.03	$0.99	$19.97	$2.52

Diluted - Income (loss) from continuing operations	$(0.06)	$0.03	$0.16	$0.03
Diluted - Income from discontinued operations, net of tax	$0.09	$0.95	$19.76	$2.48
Diluted net income per share	$0.03	$0.98	$19.92	$2.51

Weighted average shares outstanding, basic	50,046	49,922	50,026	49,901
Weighted average shares outstanding, diluted	50,046	50,010	50,149	50,024

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2021	December 31, 2020

Cash and cash equivalents	$84,344	$195,397
Other current assets	82,023	77,915
Current assets held for sale	—	1,133,294
Total current assets	166,367	1,406,606

Investments	13,661	13,769
Property, plant and equipment, net	554,162	440,427
Intangible assets, net and Goodwill	89,831	106,759
Operating lease right-of-use assets	56,414	50,387
Deferred charges and other assets, net	10,298	6,448
Total assets	$890,733	$2,024,396

Current liabilities held for sale	—	$452,202
Total current liabilities	67,290	$755,859
Other liabilities	181,168	239,284
Total shareholders’ equity	642,275	577,051
Total liabilities and shareholders’ equity	$890,733	$2,024,396

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$998,831	$125,673
Income from operations of discontinued operations, net of tax	990,902	124,097
Income from continuing operations	7,929	1,576

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,389	47,964
Amortization of intangible assets	817	739
Bad debt expense	1,028	1,220
Stock based compensation expense, net of amount capitalized	3,408	5,907
Deferred income taxes	22,263	14,906
Restructuring expense	1,727	—
Impairment expense	5,986	—
Other adjustments	902	(978)
Changes in assets and liabilities	(34,996)	(17,975)
Net cash provided by operating activities – continuing operations	63,453	53,359
Net cash provided by operating activities – discontinued operations	(314,387)	249,508
Net cash provided by operating activities	(250,934)	302,867

Cash flows from investing activities:
Capital expenditures	(160,101)	(120,450)
Cash disbursed for acquisitions	—	(1,890)
Cash disbursed for FCC spectrum licenses	—	(16,118)
Proceeds from sale of assets and other	366	370
Net cash used in investing activities – continuing operations	(159,735)	(138,088)
Net cash used in investing activities – discontinued operations	1,944,089	(17,500)
Net cash used in investing activities	1,784,354	(155,588)

Cash flows from financing activities:
Dividends paid, net of dividends reinvested	(940,256)	(16,424)
Taxes paid for equity award issuances	(1,627)	(2,217)
Other	(2,034)	(769)
Net cash used in financing activities – continuing operations	(943,917)	(19,410)
Net cash used in financing activities – discontinued operations	(700,556)	(34,123)
Net cash used in financing activities	(1,644,473)	(53,533)

Net increase in cash and cash equivalents	(111,053)	93,746
Cash and cash equivalents, beginning of period	195,397	101,651
Cash and cash equivalents, end of period	$84,344	$195,397

Non-GAAP Financial Measures
Adjusted EBITDA

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, other expense, net, interest income, interest expense, provision for income taxes, stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Year Ended December 31, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$28,571	$9,016	$(29,658)	$7,929
Depreciation and amortization	47,937	2,053	5,216	55,206
Other expense (income), net	261	—	(8,926)	(8,665)
Income tax expense (benefit)	—	—	(1,694)	(1,694)
EBITDA	76,769	11,069	(35,062)	52,776
Stock-based compensation	—	—	3,408	3,408
Restructuring charges and transaction related fees	924	6	2,626	3,556
Impairment expense	5,986	—	—	5,986
Adjusted EBITDA	$83,679	$11,075	$(29,028)	$65,726

Year Ended December 31, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$38,749	$8,823	$(45,996)	$1,576
Depreciation and amortization	41,076	1,906	5,721	48,703
Other expense (income), net	158	—	(3,345)	(3,187)
Income tax expense (benefit)	—	—	(990)	(990)
EBITDA	79,983	10,729	(44,610)	46,102
Stock-based compensation	—	—	5,907	5,907
Restructuring charges and transaction related fees	101	—	3,679	3,780
Adjusted EBITDA	$80,084	$10,729	$(35,024)	$55,789

Quarter ended December 31, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$897	$1,643	$(5,677)	$(3,137)
Depreciation and amortization	12,289	655	1,548	14,492
Other expense (income), net	70	(1)	(5,658)	(5,589)
Income tax expense (benefit)	—	—	825	825
EBITDA	13,256	2,297	(8,962)	6,591
Stock-based compensation	—	—	1,455	1,455
Restructuring charges and transaction related fees	—	—	(87)	(87)
Impairment expense	5,887	—	—	5,887
Adjusted EBITDA	$19,143	$2,297	$(7,594)	$13,846

Quarter Ended December 31, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$10,586	$2,378	$(11,425)	$1,539
Depreciation and amortization	10,628	492	1,573	12,693
Other expense (income), net	40	—	(124)	(84)
Income tax expense (benefit)	—	—	74	74
EBITDA	21,254	2,870	(9,902)	14,222
Stock-based compensation	—	—	602	602
Restructuring charges and transaction related fees	101	—	677	778
Adjusted EBITDA	$21,355	$2,870	$(8,623)	$15,602

Segment Results

Year ended December 31, 2021 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$177,530	$—	$—	$177,530
Commercial Fiber	30,842	—	—	30,842
RLEC & Other	15,249	—	—	15,249
Tower lease	—	12,393	—	12,393
Service revenue and other	223,621	12,393	—	236,014
Revenue for service provided to the discontinued Wireless operations	4,459	5,311	(545)	9,225
Total revenue	228,080	17,704	(545)	245,239
Operating expenses
Cost of services	97,283	5,438	(422)	102,299
Selling, general and administrative	47,840	1,197	33,414	82,451
Restructuring expense	202	—	1,525	1,727
Impairment expense	5,986	—	—	5,986
Depreciation and amortization	47,937	2,053	5,216	55,206
Total operating expenses	199,248	8,688	39,733	247,669
Operating income (loss)	$28,832	$9,016	$(40,278)	$(2,430)

Year ended December 31, 2020 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$154,956	$—	$—	$154,956
Commercial Fiber	24,431	—	—	24,431
RLEC & Other	15,971	—	—	15,971
Tower lease	—	7,402	—	7,402
Service revenue and other	195,358	7,402	—	202,760
Revenue for service provided to the discontinued Wireless operations	8,989	9,653	(627)	18,015
Total revenue	204,347	17,055	(627)	220,775
Operating expenses
Cost of services	84,893	4,896	(132)	89,657
Selling, general and administrative	39,472	1,430	44,114	85,016
Depreciation and amortization	41,076	1,906	5,721	48,703
Total operating expenses	165,441	8,232	49,703	223,376
Operating income (loss)	$38,906	$8,823	$(50,330)	$(2,601)

Quarter ended December 31, 2021 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$45,828	$—	$—	$45,828
Commercial Fiber	8,867	—	—	8,867
RLEC & Other	4,041	—	—	4,041
Tower lease	—	3,868	—	3,868
Service revenue and other	58,736	3,868	—	62,604
Revenue for service provided to the discontinued Wireless operations	50	108	(158)	—
Total revenue	58,786	3,976	(158)	62,604
Operating expenses
Cost of services	27,233	1,368	(121)	28,480
Selling, general and administrative	12,411	311	9,018	21,740
Restructuring expense	(1)	—	(93)	(94)
Impairment expense	5,887	—	—	5,887
Depreciation and amortization	12,289	655	1,548	14,492
Total operating expenses	57,819	2,334	10,352	70,505
Operating income (loss)	$967	$1,642	$(10,510)	$(7,901)

Quarter ended December 31, 2020 (in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$40,786	$—	$—	$40,786
Commercial Fiber	6,669	—	—	6,669
RLEC & Other	4,091	—	—	4,091
Tower lease	—	1,912	—	1,912
Service revenue and other	51,546	1,912	—	53,458
Revenue for service provided to the discontinued Wireless operations	2,171	2,653	(150)	4,674
Total revenue	53,717	4,565	(150)	58,132
Operating expenses
Cost of services	21,952	1,359	(190)	23,121
Selling, general and administrative	10,512	335	9,942	20,789
Depreciation and amortization	10,628	492	1,573	12,693
Total operating expenses	43,092	2,186	11,325	56,603
Operating income (loss)	$10,625	$2,379	$(11,475)	$1,529

Supplemental Information

Broadband Operating Statistics

	December 31, 2021	December 31, 2020
Broadband homes passed (1)	313,976	246,790
Incumbent Cable	211,120	208,691
Glo Fiber	75,189	28,652
Beam	27,667	9,447

Broadband customer relationships (2)	123,560	109,458

Residential & SMB RGUs:
Broadband Data	119,197	102,812
Incumbent Cable	106,345	98,555
Glo Fiber	11,377	4,158
Beam	1,475	99
Video	49,945	52,817
Voice	34,513	32,646
Total Residential & SMB RGUs (excludes RLEC)	203,655	188,275

Residential & SMB Penetration (3)
Broadband Data	38.0%	41.7%
Incumbent Cable	50.4%	47.2%
Glo Fiber	15.1%	14.5%
Beam	5.3%	1.0%
Video	15.9%	21.4%
Voice	12.8%	14.8%

Fiber route miles	7,392	6,794
Total fiber miles (5)	518,467	394,316

________________________________________
(1)	Homes and businesses are considered passed (“homes passed”) if we can connect them to our network without further extending the distribution system. Homes passed is an estimate based upon the best available information. Homes passed will vary among video, broadband data and voice services.
(2)	Customer relationships represent the number of billed customers who receive at least one of our services.
(3)	Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(4)	Average Revenue Per Data RGU calculation = (Residential & SMB Revenue * 1,000) / average data RGUs / 12 months
(5)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Residential and SMB Revenue:
Broadband Data	$28,030	$23,618	$105,141	$86,715
Incumbent Cable	25,427	22,787	97,848	85,127
Glo Fiber	2,314	819	6,586	1,576
Beam	289	12	707	12
Video	15,202	14,840	61,856	59,422
Voice	2,932	2,912	11,692	11,441
Discounts and adjustments	(336)	(524)	(1,159)	(2,561)
Total Revenue	$45,828	$40,846	$177,530	$155,017

Average RGUs:
Broadband Data	117,606	100,826	111,442	92,730
Incumbent Cable	105,907	97,210	103,216	90,983
Glo Fiber	10,370	3,534	7,415	1,665
Beam	1,329	82	811	82
Video	50,400	53,410	51,368	53,150
Voice	34,561	33,310	34,068	32,381

ARPU:
Broadband Data	$79.45	$78.08	$78.62	$77.93
Incumbent Cable	$80.03	$78.14	$79.00	$77.97
Glo Fiber	$74.38	$77.25	$74.02	$78.90
Beam	$72.49	$73.17	$72.65	$73.17
Video	$100.54	$92.62	$100.35	$93.17
Voice	$28.28	$29.14	$28.60	$29.44

Tower Operating Statistics

	December 31, 2021	December 31, 2020
Macro tower sites	223	223
Tenants (1)	485	427
Average tenants per tower	2.1	1.8

________________________________________
(1)	Includes 47 and 221 tenants for our Wireless operations, (reported as a discontinued operation), as of December 31, 2021 and 2020, respectively.